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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - APRIL 23, 2004



                                 TXU GAS COMPANY
             (Exact name of registrant as specified in its charter)



             TEXAS                     1-3183                   75-0399066
(State or other jurisdiction      (Commission File           (I.R.S. Employer
       of incorporation)               Number)               Identification No.)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of principal executive offices, including zip code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600


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ITEM 5.   OTHER EVENTS AND REGULATION FD DISCLOSURE

          In May 2003, TXU Gas Company (the "Company") filed, for the first time, a system-wide rate case for its distribution and pipeline operations. The case was filed in all 437 incorporated cities served by the Company's distribution operations, and at the Railroad Commission of Texas (the "RRC") for the Company's pipeline business and for unincorporated areas served by the Company's distribution business. The Company's filing requested an annual revenue increase in rates of approximately $69.5 million or 7.24%. The Company appealed the actions of all 437 incorporated cities to the RRC, which consolidated the pending cases for hearing.

          On April 23, 2004, the staff hearings examiners assigned to the Company's pending rate proceeding at the RRC issued a preliminary recommendation known as a Proposal For Decision ("PFD"). The staff hearings examiners' PFD recommends a total annual decrease in rates of approximately $42 million. The Company believes that the evidence presented in the proceeding supports the Company's request. In addition, the Company believes that the staff hearings examiners' PFD does not follow applicable law or precedent in many important respects. The Company will file written exceptions to this PFD and present oral arguments to the Commissioners of the RRC in an open meeting prior to the issuance of an order in the proceeding by the RRC, which is expected by the end of May.


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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          TXU GAS COMPANY


                                          By:     /s/David H. Anderson
                                              ----------------------------------
                                              Name:  David H. Anderson
                                              Title: Vice President & Principal
                                                     Accounting Officer

Dated:  April 26, 2004